EXHIBIT (j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Information” in the Statement of Additional Information and to the use of our report dated January 25, 2007 on the Atlantic Whitehall Growth Fund, Atlantic Whitehall Mid-Cap Growth Fund, Atlantic Whitehall Multi-Cap Global Value Fund, Atlantic Whitehall International Fund, and Atlantic Whitehall Equity Income Fund (each a portfolio of Atlantic Whitehall Funds Trust), which is incorporated by reference in this Registration Statement (Form N-1A File Nos. 033-83430 and 811-08738) of Atlantic Whitehall Funds Trust.

/s/ ERNST & YOUNG, LLP ERNST & YOUNG, LLP
New York, New York
March 27, 2007